EXHIBIT 2(b)

                        FIRST AMENDMENT TO THE BYLAWS OF
                              JANUS INVESTMENT FUND

Pursuant to the authority granted by Section 3.1 of Janus Investment Fund's Agreement and Declaration of Trust (the "Declaration") made the 11th day of February 1986, as amended, and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on December 8, 1995, the Bylaws are amended as follows:

Sections 3.9 and 3.10 are amended and restated in their entirety to read as follows:

     SECTION 3.9. Chief Financial Officer. The Chief Financial Officer of the Trust shall have general charge of the finances of the Trust. The Chief Financial Officer shall make annual reports regarding the business and financial condition of the Trust as soon as possible after the close of the Trust's fiscal year and shall furnish such other reports concerning the business and financial condition of the Trust as the Trustees may from time to time require. The Chief Financial Officer shall perform all acts incidental to the office of Chief Financial Officer, subject to the supervision of the Trustees, and shall perform such additional duties as the Trustees or the Chairman may from time to time designate. The Chief Financial Officer shall be responsible to and shall report to the Trustees. In the absence of the Chief Financial Officer, the Treasurer may perform all duties of the Chief Financial Officer.

     SECTION 3.10 Treasurer and Assistant Treasurers. The Treasurer shall be the chief accounting officer of the Trust, and shall have general charge of the Trust's books of account, accounting records and accounting procedures. The Treasurer shall deliver all funds and securities of the Trust to such company as the Trustees shall retain as custodian in accordance with the Declaration, these Bylaws, and applicable law. The Treasurer shall have such other duties and powers as may be prescribed from time to time by the Trustees or the Chief Financial Officer, and shall render to the Trustees, whenever they may require it, an account of all his transactions as Treasurer. The Treasurer shall be responsible to and shall report to the Trustees, but in the ordinary conduct of the Trust's business, shall be under the supervision of the Chief Financial Officer of the Trust.

Any Assistant Treasurer shall have such duties and powers as shall be prescribed from time to time by the Trustees or the Treasurer, and shall be responsible to and shall report to the Treasurer, and in the absence of the Treasurer, may perform all duties of the Treasurer.